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                                                                  Exhibit (h)(2)

                                  SCHEDULE A-1

                        ADMINISTRATIVE SERVICES AGREEMENT

                          Effective: December 11, 2000

                    Eaton Vance VT Floating-Rate Income Fund


                Fee: 0.25% of average daily net assets per annum,
                            computed and paid monthly